EXHIBIT 99.1

BIO-TECHNE APPOINTS KIM KELDERMAN AS CHIEF EXECUTIVE OFFICER

MINNEAPOLIS, October 19, 2023 /PRNewswire/ -- Bio-Techne Corporation (NASDAQ: TECH) today announced that its Board of Directors appointed Kim Kelderman as President and Chief Executive Officer effective February 1, 2024. Concurrent with his role as CEO, Mr. Kelderman will also become a member of Bio-Techne’s Board of Directors. Prior to assuming CEO responsibilities, Mr. Kelderman will become Chief Operating Officer (COO) effective November 1, 2023, where he will be responsible for the day-to-day operations of the Company. Mr. Kelderman succeeds Chuck Kummeth, who will be retiring from the company after serving as President, Chief Executive Officer and Board Director for the past 10 years. Mr. Kummeth will continue to provide transition support to Mr. Kelderman as a Senior Advisor from February 1, 2024 until his retirement on July 1, 2024.

Mr. Kelderman is a proven business leader with more than 30 years of operational and strategic experience, including managing large, global and complex life science tools businesses. Since joining Bio-Techne in 2018, Mr. Kelderman has served as President of its Diagnostics and Genomics Segment (DGS). Under Mr. Kelderman’s leadership, DGS commercialized the ExoDx Prostate test, doubled the revenue of its spatial biology business (ACD), successfully completed the acquisitions of both Asuragen and Lunaphore, and positioned the business for growth through numerous new product introductions and partnerships. Mr. Kelderman also currently serves on the Board of Directors of StatLab Medical Products, a leading developer and manufacturer of diagnostic supplies and equipment for the anatomic pathology market. Prior to joining Bio-Techne, Mr. Kelderman led three different businesses of increasing scale and complexity at Thermo Fisher Scientific. During Mr. Kelderman’s last three years at Thermo Fisher Scientific, he led its Genetic Sciences Division where he was responsible for the instrumentation, software, consumables and assay businesses, including the Applied Biosystems and Affymetrix brands. Previously, Mr. Kelderman served as Senior Segment leader at Becton Dickinson where he managed its global BD Vacutainer business.

“After conducting a thorough search process that included exceptional internal and external candidates, we are thrilled to have found the strongest candidate in Kim,” said Robert Baumgartner, Bio-Techne’s Chairman of the Board. “Over the last five years, Kim has done an extraordinary job leading Bio-Techne’s Diagnostics and Genomics Segment, driving strong growth in our Spatial Biology and Molecular Diagnostics businesses. Kim’s experience running life science tools businesses with over $1 billion in annual revenue, track record of delivering sustainable growth and driving profitability, as well as his background identifying, executing, and integrating M&A transactions will all be critical as Bio-Techne continues to execute its growth strategy going forward. I am excited for the next phase of growth under Kim’s leadership.”

“I am looking forward to leading the Company and continuing to execute our strategic growth plan,” said Kim Kelderman, President of Bio-Techne’s Diagnostics and Genomics Segment. “Bio-Techne is extremely well positioned in high-growth and underpenetrated life science tools and diagnostic markets. Together with our talented global team, we will continue to innovate and deliver the products that enable the discovery and development of next-generation therapeutics, vaccines and diagnostics that improve global healthcare.”

Mr. Baumgartner added, “I would like to take this opportunity to recognize the tremendous accomplishments Chuck delivered while serving as CEO over the last 10 years. During Chuck’s tenure, Bio-Techne’s revenue grew from $311 million in fiscal 2013 to over $1.1 billion in fiscal 2023 and its global employee team increased from approximately 800 to more than 3,200. In addition to accelerating the Company’s organic growth, the team executed 19 acquisitions and entered multiple high growth adjacent end markets. Chuck’s strategy and initiatives have positioned Bio-Techne extremely well for the future.”

“Kim is the ideal candidate to lead Bio-Techne during the Company’s next stage of growth,” said Chuck Kummeth, Bio-Techne’s President and Chief Executive Officer. “In the interim, I am looking forward to continuing to lead Bio-Techne and working with Kim in his new role as COO.”

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. Forward looking statements in this press release include statements regarding the planned CEO transition. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

About Bio-Techne Corporation (NASDAQ: TECH)
Contact: David Clair, Vice President, Investor Relations & Corporate Development
david.clair@bio-techne.com
612-656-4416